Mangled Mascots

Let your pet teammate enjoy sports rivalry as much as you.


MANGLED
MASCOTS

Invest

$104 minimum investment

Deadline November 19, 2021
in 2 months

Unit Price
$8

Total Raised
$0

Valuation
$8,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Mangled Mascots creates memories for dog lovers as their pets enjoy the competitive rivalries of their owners favorite, or least favorite teams.

DEAL HIGHLIGHTS

- Obtained licensed trademark
- Landed the OG shark of ABC's Shark Tank Kevin Harrington to help build our brand
- Secured licenses with 6 of the top 10 collegiate merchandise sales
- Contracted with Walmart.com to sell our products
- Secured licenses from a total 24 colleges and universities
- Expanded our product offering to high schools and businesses
- Created a customization tool for our clients to submit their photos to create personalized toys
- Established strong materials, manufacturing, and distribution relationships with US based companies.

—

PROBLEM

Golden Retriever with Mangled Mascot Toy


MANGLED MASCOTS

According to Statista, over 63 million American households (53%) have at least one dog. Simultaneously the sport's market in the US is expected to rise to 83.1 billion by 2023. Two large markets with the same problem: the lack of a product that caters to both sports fans and dog lovers.

With this many dogs and a huge interest in sports, why aren't custom toys found in pet stores?

—

SOLUTION

Dog Plush Toys


University of Tennessee
MANGLED MASCOTS
MANGLED MASCOTS
University of Alabama
MANGLED MASCOTS
MANGLED MASCOTS

Mangled Mascots brings dog moms and dog dads closer to their pet teammates by providing them with officially licensed collegiate plush dog toys. We are passionate about building a company and pet toy brand that encourages pet owners to include their furry teammates in their competitive team moments of any sports season.

We are proudly made in the USA. Excellence is weaved into every sports-themed product with a high quality logo and full brand licensing from the university teams. You can be confident that if we're giving it to our pets, it's safe for yours too. Every single product is made with the highest safety standards and is completely safe for your dog to mangle—especially if they accidentally eat it.

We've secured licenses from a total 24 colleges and universities.

VANDERBILT UNIVERSITY

MICHIGAN STATE UNIVERSITY

AUBURN UNIVERSITY

University of CINCINNATI

UNIVERSITY OF GEORGIA

LSU

Others Include:

- Belmont University
- Lipscomb University
- UT Chattanooga
- University of Memphis
- Middle Tennessee State University
- Mississippi State University
- University of Oklahoma
- Tennessee State University
- Murray State University
- University of Arkansas Little Rock

BUSINESS MODEL

Mangled Mascots currently sells in three channels, including:

1. Website
2. Social Media: Facebook and Instagram
3. Walmart.com

MARKET

According to Research and Markets the global market for Pet Toys was estimated at US$ 2.5 Billion in the year 2020, and is projected to reach a revised size of US$ 3.7 Billion by 2027, growing at a CAGR of 5.8% over the analysis period 2020-2027.

Global Market for Pet Toys by Animal


Global Pet Toys & Training Market Share (%), By Animal Type, By 2018
xx.xx% CAGR (2019-2027)
Dogs
Cats
Birds
Others
RESEARCH NESTER

Source: Research Nester

Additionally, Research Nester notes that in 2018 more than half of the Global Pet Toy market was dominated by dogs.

TEAM



Keith Gober

Keith Gober was born and raised in Tennessee. Growing up with dogs, it was a normal part of life to include his furry best friends in everything he did. From playing outside, to taking family summer road trips, to wrestling in the living room. And it's a tradition that has carried over into his own family life. Today, his family dog, Lucy, goes with them everywhere and was the inspiration for creating Mangled Mascots. They enjoy spending time with her and watching her tear and mangle the squeakers out of her chew toys. Being the competitive family that they are, Keith wanted to find a toy with a sports mascot on it that Lucy could go to town on and shred to pieces. He went to a well-known pet store and as he was walking down the toy aisle, he was shocked that he didn't find it. There wasn't a single product on the market that catered to sports fans and dog lovers!



Steve Mandell, Advisor

Steve Mandell is an Entertainment Attorney that specializes in representation, sponsorship, licensing and brand development. Steve has worked with prominent individuals in the areas of Sports, Television, Radio and Publishing and other high profile personalities in brand development, marketing and business development. Steve has been associated with major high profile brands and product development for retail distribution and develops branded programs with major corporate endorsement and sponsorships.

USE OF PROCEEDS

If the offering's maximum amount of $1,000,000 is raised:

Use	Value	% of Proceeds
Marketing	$501,000	50.1%
Staffing	$100,000	10.0%
Influencer Relationships	$75,000	7.5%
Product Development	$50,000	5.0%
Salary	$150,000	15.0%
Inventory	$75,000	7.5%
Intermediary fees	$49,000	4.9%

TERMS

This is an offering of Membership Units, under registration exemption 4(a)(6), in Mangled Mascots LLC. This offering must raise at least $10,000 by November 19, 2021 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Mangled Mascots may issue additional securities to raise up to $1,000,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,125,000 units
× $8 per unit

$9,000,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

› Form C on July 28, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

› Website

› Facebook

UPDATES

Jul 28, 2021 • Primary offering of 125,000 units at $8

Jul 28, 2021 • Filed Form C

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